Exhibit 3.26

ARTICLES OF ORGANIZATION

OF

ANGIOTECH CAPITAL, LLC

The undersigned hereby forms a limited-liability company (the “Company”) under Chapter 86 of the Nevada Revised Statutes, and adopts the following Articles of Organization.

ARTICLE 1

NAME

The name of the Company is Angiotech Capital, LLC.

ARTICLE 2

RESIDENT AGENT

The Company’s resident agent for service of process shall be Lionel Sawyer & Collins, Ltd., a Nevada professional corporation, located at 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada 89101, or such other agent as the members shall determine.

ARTICLE 3

MANAGEMENT

The business and affairs of the Company shall be managed by one or more managers. The names and addresses of the persons who are appointed as managers, until successors may be appointed and qualified pursuant to an operating agreement of the Company, are as follows:

David D. McMasters

101 North Bend Way - Suite 201

North Bend, Washington 98045

Jeanne M. Bertonis

32 Sherwood Road

Melrose, Massachusetts 02176

David M. Hall

1618 Station Street

Vancouver, British Columbia

Canada V6A 1B6

The manager or managers may designate, by provision either in an operating agreement or in another writing, one or more persons, officers or employees of the Company, who may, in the name of the Company and in lieu of, or in addition to, the managers, contract debts or liabilities, and sign contracts or agreements, and may authorize the use of facsimile signatures of any such persons.

ARTICLE 4

ADDITION OF MEMBERS

The Company is initially owned by a single member. Upon the admission of additional members, if any, the above managers shall continue to act as managers of the Company unless an operating agreement between such members provides otherwise.

ARTICLE 5

ORGANIZER

The name and address of the organizer, who is not a member or manager of the Company, is as follows:

Renee Blango-Michie

Lionel Sawyer & Collins, Ltd.

300 South Fourth Street - Suite 1700

Las Vegas, Nevada 89101

EXECUTED this 22nd day of October, 2002.

/s/ Renee Blango-Michie
Renee Blango-Michie